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                                                                     Exhibit 8.1

               [LETTERHEAD OF BLANK ROME COMISKY & MCCAULEY LLP]


                                         May 12, 1999

SunGard Data Systems Inc.
1285 Drummers Lane, Ste. 300
Wayne, PA 19087-1586



     RE:   ACQUISITION OF OSHAP TECHNOLOGIES, LTD
           ---------------------------------------
           by SunGard Data Systems, Inc.
           -----------------------------

Gentlemen:

     You have requested our opinion concerning certain Federal income tax consequences of the exchange of the outstanding Ordinary Shares of Oshap Technologies Ltd. ("Oshap") an entity incorporated under the laws of the State of Israel, for Common Stock of SunGard Data Systems Inc., a Delaware business corporation ("SunGard"). The terms of the exchange are described in the Proxy Statement/Prospectus contained in the Registration Statement From S-4 of SunGard dated May 12, 1999 (the "Prospectus"). Our opinion is based upon our understanding of the facts of and incident to the transaction, as are set forth in the Prospectus, and upon the condition that those facts are true, correct and complete, and will be true, correct, and complete as of the Closing Date. Further, our opinion is issued in reliance upon the representation letters of SunGard and Oshap delivered to us certifying to the truth, correctness and completeness of the facts set forth in those representation letters and of the facts set forth in the Prospectus, including the financial statements and exhibits that are a part thereof. Those exhibits include the Agreement dated March 9, 1999 by and between SunGard and Oshap (the "Agreement"). All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Agreement. The delivery of this opinion, dated as of the Effective Date, is a condition to the Arrangement pursuant to Section 8.2 of the Agreement.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the
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SunGard Data Systems Inc.
May 12, 1999
Page 2

Agreement, the Prospectus and those other documents we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of those latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of SunGard, Oshap and others.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 as amended (the "Code"),/1/ Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service").

     Based solely upon the foregoing, we are of the opinion that for U.S. federal income tax purposes the Arrangement will be treated as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

        (1) No gain or loss will be recognized by SunGard or Oshap as a result of the Arrangement; and

        (2) No gain or loss will be recognized by the shareholders of Oshap solely as a result of the receipt of SunGard Shares at the Effective Time in exchange for their Oshap Ordinary Shares pursuant to the Arrangement.

     This opinion expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein. No opinion is expressed with respect to foreign, state and local taxes, foreign, Federal and state securities law, or any other foreign, Federal, state or local law not expressly referenced herein.

--------------
(1) Unless otherwise indicated, all section references are to sections of the Code.
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SunGard Data Systems Inc.
May 12, 1999
Page 3


     Our opinion sets forth our legal judgement, and is not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

     Further, the opinion set forth represents our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to those documents or changes in any significant fact could affect the opinion expressed herein.

     This opinion is based upon the Federal income tax laws as of this date. No assurance can be provided as to future changes in, or administrative or judicial interpretations of, these laws, any of which could be retroactive.

     This opinion is being delivered in connection with the filing of the Prospectus. It is intended solely for the benefit of SunGard and may not be relied upon or utilized for any other purposes or by any other person and may not be made available to any other person without our prior written consent, except that we consent to the filing of this opinion as Exhibit 8.1 of the Prospectus.


                         Very truly yours,



                         BLANK ROME COMISKY & McCAULEY LLP